SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of February 23, 2026, and is between AC Residential Acquisition LP, a Delaware limited liability company (“Parent”), and the stockholder (the “Company Stockholder”) of Veris Residential, Inc., a Maryland corporation (the “Company”), listed on the signature page hereto.

Recitals

A.       The Company Stockholder Owns certain shares of common stock, par value $0.01 per share, of the Company (each, a “Share”) and other securities of the Company, including Restricted Stock as applicable as set forth on their signature page hereto.

B.       Parent, AC Residential REIT LLC, a Delaware limited liability company (“Merger Sub I”), AC Residential OP LP, a Delaware limited partnership (“Merger Sub II” and together with Parent and Merger Sub I, the “Buyer Parties”), the Company and Veris Residential, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Partnership” and together with the Company, the “Company Parties”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for (i) the merger of Company with and into the Merger Sub I (the “Merger”) and (ii) the merger of Merger Sub II with and into the Company Partnership (the “Partnership Merger” and together with the Merger, the “Mergers”).

C.       In the Merger, each Share that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D.       In the Merger, each share of Restricted Stock that is outstanding as of immediately prior to the Effective Time will become fully vested, and will be cancelled and automatically converted into the right to receive (i) the Merger Consideration plus (ii) all accumulated but unpaid dividends with respect to such Restricted Stock, as provided in the Merger Agreement.

E.       The parties to this Agreement (each a “Party” and together the “Parties”) are entering into this Agreement and undertaking the obligations and covenants herein in order to induce (i) with respect to the Company Stockholder, the Buyer Parties to enter into the Merger Agreement, and (ii) with respect to the Buyer Parties, the Company Stockholder to enter into this Agreement.

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Certain Definitions

For purposes of this Agreement:

1.1       Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2       “Chosen Court” means the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City, Maryland declines to accept jurisdiction over any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, any state court within the State of Maryland or the U.S. District Court for the District of Maryland, Northern Division) and any appellate court therefrom.

1.3       “Expiration Time” means the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) with respect to the Company Stockholder, the election of the Company Stockholder in its sole discretion to terminate this Agreement (x) following a Change in Recommendation prior to the time the Company Requisite Vote is obtained or (y) in the event that the Merger Agreement is amended, modified or supplemented in a manner that (i) decreases the Merger Consideration payable to the Company Stockholder (other than any such decrease in accordance with Section 3.4 (Adjustments to Prevent Dilution) of the Merger Agreement) or (ii) changes the form of the Merger Consideration payable to the Company Stockholder; and (d) with respect to the Company Stockholder, the termination of this Agreement by written agreement of each of Parent and the Company Stockholder.

1.4       The Company Stockholder shall be deemed to “Own”, to be an “Owner” or to have acquired “Ownership” of a security if the Company Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.5       “Subject Securities” means, with respect to the Company Stockholder (a) all securities of the Company (including all Shares and all Company equity awards under the Company Equity Plans and other rights to acquire Shares) that are Owned by the Company Stockholder as of the date of this Agreement and (b) all additional securities of the Company (including all additional Shares and all additional Company equity awards under the Company Equity Plans and other rights to acquire Shares).

1.6       “Subject Shares” means, with respect to the Company Stockholder, at any time, the Shares and Restricted Stock Owned by the Company Stockholder at such time.

1.7       “Support Period” means the period commencing on (and including) the date of this Agreement and ending upon the Expiration Time.

1.8       A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, hypothecates, conveys, distributes, gifts, lends, grants an option with respect to, tenders in any tender or exchange offer, encumbers, transfers or disposes of such security or any interest in such security to any Person other than Parent or the Company; (b) enters into an agreement or commitment contemplating the sale, pledge, hypothecation, conveyance, distribution, gift, loan or grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than to the Company or to Parent or its Affiliates; (c) reduces such Person’s beneficial ownership of or interest in such security; (d) creates any Lien on such security; or (e) agrees (regardless of whether in writing) to take any of the actions referred in the foregoing clauses (a)-(d).

Section 2. Transfer of Subject Securities and Voting Rights

2.1       Restriction on Transfer of Subject Securities. The Company Stockholder agrees that, subject to Section 2.2, during the Support Period, the Company Stockholder shall not cause or permit any Transfer of any of the Company Stockholder’s Subject Securities to be effected (other than in connection with the Mergers); provided, however, that the Company Stockholder may Transfer such Subject Securities pursuant to any non-consensual order of a Governmental Entity, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Law upon such the death of an applicable individual. Without limiting the generality of the foregoing, during the Support Period, the Company Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2       Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by the Company Stockholder: (a) if the Company Stockholder is a natural Person, (i) to any member of the Company Stockholder’s immediate family, or to a trust for the benefit of the Company Stockholder or any member of the Company Stockholder’s immediate family solely for estate planning purposes, (ii) to any charitable foundation or organization, including donor advised funds, (b) to any controlled Affiliate of the Company Stockholder or (c) if the Company Stockholder is a corporation, partnership, limited liability company or otherwise not a natural person (an “Entity”), to any controlled Affiliate of the Company Stockholder; provided, however, that a Transfer referred to in this Section 2.2 shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of the Buyer Parties) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement to the same extent as applicable to the transferring Company Stockholder. Notwithstanding anything to the contrary herein, in no event shall any Transfer permitted pursuant to this Section 2.2 relieve the transferring Company Stockholder of its obligations pursuant to this Agreement other than with respect to the Subject Securities that have been so Transferred.

Section 3. Voting of Shares

3.1       Voting Covenant. The Company Stockholder hereby agrees, during the Support Period, that at any meeting of the stockholders of the Company (however called), and at every postponement or adjournment thereof, the Company Stockholder shall, to the fullest extent that the Company Stockholder’s Subject Shares are entitled to vote thereon, cause the Company Stockholder’s Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote such Subject Shares at such meeting (or adjournment or postponement thereof), no later than the fifth (5th) Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof), as follows:

(i)       in favor of the approval of the Mergers and the other transactions contemplated by the Merger Agreement and in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers;

(ii)       in favor of any proposal to postpone or adjourn such meeting to a later date (A) to solicit additional proxies for the purpose of obtaining the Company Requisite Vote if the Company will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (B) if the Company will not have enough Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting;

(iii)       against any Acquisition Proposal if any, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Mergers and the other transactions or matters contemplated by the Merger Agreement;

(iv)       against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement, or of the Company Stockholder in this Agreement; and

(v)       against any other action, agreement, transaction or proposal involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, interfere with, delay, discourage, adversely affect or impair the timely consummation of the Mergers or the fulfillment of any of the conditions to Closing under the Merger Agreement or the performance by the Company Stockholder of its obligations under this Agreement.

The Company Stockholder shall not revoke or modify the instructions granted pursuant to the immediately preceding sentence prior to the Expiration Time, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1. Notwithstanding anything to the contrary in this Agreement, if at any time prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Company Stockholder from taking any action pursuant to this Section 3.1, then the obligations of the Company Stockholder set forth in this Section 3.1 shall be of no force and effect for so long as such order is in effect and solely to the extent such order restrains, enjoins or otherwise prohibits the Company Stockholder from taking any such action; provided, in each case, that the Company Stockholder shall have used its reasonable best efforts to prevent and avoid the entry of such order and to contest, eliminate or dissolve such order as promptly as practicable.

3.2       Other Voting Agreements; Voting Trusts; Proxy. The Company Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Company Stockholder’s Subject Shares, in each case, that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Company Stockholder’s Subject Securities that would in any way prevent, interfere with or impair the performance of the Company Stockholder’s obligations hereunder.

3.3       Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require the Company Stockholder to vote in any manner with respect to any amendment, modification or waiver of the Merger Agreement, or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of any provision of the Merger Agreement, in each case, in a manner that (a) decreases the Merger Consideration payable to the Company Stockholder (other than any such decrease in accordance with Section 3.4 (Adjustments to Prevent Dilution) of the Merger Agreement), (b) changes the form of the Merger Consideration payable to the Company Stockholder, (c) imposes any material restrictions or any additional material conditions on the consummation of the Mergers or the payment of the Merger Consideration to the Company Stockholder or (iv) extends the Termination Date. Except as expressly set forth in this Section 3 nothing in this Agreement shall limit the right of the Company Stockholder to vote in favor of, against or abstain from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company that are unrelated to the matters contemplated by the Merger Agreement.

3.4       Other Obligations. Subject to Section 7.2, the Company Stockholder hereby agrees that, during the Support Period, the Company Stockholder shall (a) not take any action, in its capacity as a stockholder of the Company, that the Company is then-prohibited from taking pursuant to Section 6.2 (Acquisition Proposals) of the Merger Agreement and (b) use its reasonable best efforts to not take, and to cause its Affiliates (which shall not include the Company and its Subsidiaries) and Representatives acting at its and such Affiliate’s direction or on its behalf not to take, directly or indirectly, any action that would reasonably be expected to cause the Company to breach any provision of the Merger Agreement or otherwise restrict, limit or interfere with the Company’s performance of the Merger Agreement or the transactions contemplated by the Merger Agreement.

3.5       Solicitation. The Company Stockholder further agrees that, until the Expiration Time, the Company Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition of any proposal to approve the Mergers and the other transactions contemplated by the Merger Agreement or in opposition of any proposal against any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.

Section 4. Representations and Warranties of the Parties

Each Party hereby represents and warrants, solely with respect to such Party, as follows:

4.1       Authorization, etc. Such Party has the requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Party and, assuming this Agreement constitutes the valid and binding agreement of the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If such Party is an Entity, then such Party is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of the jurisdiction in which it was organized, formed or constituted.

4.2       No Conflicts or Consents.

(a)       The execution and delivery of this Agreement by such Party does not, and the performance of this Agreement by such Party will not: (i) if such Party is an Entity, conflict with or violate any of the charter or other organizational documents of such Party; (ii) violate any Law or Order applicable to such Party or by which such Party or any of its properties is bound; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of any material obligation under any Contract to which such Party is a party or by which such Party or its properties is bound or result (with or without notice or lapse of time or both) in the creation of any Lien on any of such Party’s properties (including, in respect of any Company Stockholder, any Subject Securities), except, in the case of the foregoing clauses (ii) or (iii), as would not prevent, materially impair or materially delay such Party’s ability to perform such Party’s obligations under this Agreement.

(b)       The execution and delivery of this Agreement by such Party does not, and the performance of this Agreement by such Party will not, require any Consent of any Governmental Entity or require such Party to give any notice to any Governmental Entity, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal or state securities laws and the rules and regulations promulgated thereunder and except where the failure to obtain such Consent or to give such notice would not prevent, materially impair or materially delay such Party’s ability to perform such Party’s obligations under this Agreement.

4.3       Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending against, or, to the knowledge of such Party, threatened against, such Party that would reasonably be expected to prevent, materially impair or materially delay such Party’s ability to perform its obligations under this Agreement.

Section 5. Additional Representations and Warranties of the Company Stockholder

The Company Stockholder hereby represents and warrants, solely with respect to the Company Stockholder, as follows:

5.1       Title to Securities. As of the date of this Agreement: (a) the Company Stockholder Owns (free and clear of any Liens, other than Liens (i) created by this Agreement, the Company Charter or the Company Partnership Limited Partnership Agreement and (ii) restrictions on transfer of general applicability arising under applicable securities Laws) the number of outstanding Shares set forth under the heading “Securities Owned” on the Company Stockholder’s signature page of this Agreement; and (b) the Company Stockholder holds (free and clear of any Liens, except where such Lien would not prevent, impair or delay the Company Stockholder’s ability to perform the Company Stockholder’s obligations under this Agreement) the Company equity awards under the Company Equity Plans set forth under the heading “Securities Owned” on the Company Stockholder’s signature page of this Agreement.

Section 6. Restrictive Covenants

6.1       The Company Stockholder agrees that, until the second (2nd) anniversary of the Closing Date (the “Restricted Period”), the Company Stockholder shall not, and shall not directly or indirectly direct or cause any other Person to, (a) hire or engage or attempt to hire or engage for any type of employment or provision of services any employee of (i) the Surviving Entity or any of its Subsidiaries and (ii) the Company or any of its Subsidiaries as of immediately prior to the Closing Date who is offered employment after the Closing Date by a third party management company engaged by Parent or its Affiliates (the “Management Company”) in accordance with Section 6.9(a) of the Company Disclosure Letter, in each case, with a title of Vice President or higher immediately prior to the Closing Date (each such Person a “Covered Employee”) or (b) induce or attempt to induce any Covered Employee to leave his or her employ with Company or its Subsidiaries or the Management Company or in any way knowingly or intentionally interfere with the relationship between (i) any of the companies in the Company’s group (as defined in or under Section 13 of the Exchange Act) or the Management Company and (ii) any of their respective employees or other service providers. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.1, shall prohibit the Company Stockholder from (A) making general solicitations not targeted at a Covered Employee (provided that this clause (A) shall not permit the Company Stockholder to hire or engage any such Covered Employee that responds to such general solicitation), or (B) soliciting or hiring any Covered Employee who has not been employed or engaged (including as a service provider) by Company or any of its Subsidiaries or the Management Company for at least three (3) months prior to the date of solicitation, hiring or engagement.

6.2       The Company Stockholder agrees that, during the Restricted Period, the Company Stockholder shall not make or publish, or cause to be made or published, in the public domain, through any print or electronic media or otherwise, or through a third party, any statements or comments that disparage, injure or diminish (or that a reasonable person would expect would likely have the effect of disparaging, injuring or diminishing) the reputation or goodwill of any Company Party or the Management Company or, if such Person’s affiliation with a Company Party or the Management Company is known or should have been known after reasonable inquiry by the Company Stockholder at the time of such statement or comment, any Company Party’s partners, directors, officers, managers, members, employees, service providers, agents, representatives or consultants, in each case, in their capacity as such; provided that the foregoing shall not apply to (i) any truthful testimony under oath in connection with any Proceeding, (ii) any truthful information provided pursuant to a valid and legal order by any court or Governmental Entity having jurisdiction over the Company Stockholder, (iii) confidential communications with any Governmental Entity having jurisdiction over the Company Stockholder or as otherwise required by applicable law, or (iv) disclosures under obligations of confidentiality to limited partners and potential limited partners of investment funds managed by or affiliated with the Company Stockholder.

6.3       If, at the time of enforcement of Sections 6.1 or 6.1, a court of competent jurisdiction shall hold in a final and non-appealable decision that the covenants stated in Section 6.1 or 6.1 are unenforceable because they exceed the duration or scope permitted by applicable Law, the Parties agree that the maximum duration or scope permitted by applicable Law shall be substituted for such stated duration or scope, or the covenant shall otherwise be revised to make it enforceable, and that in such event such court shall be allowed to revise the covenants herein to cover the maximum duration or scope permitted by applicable Law or to otherwise modify them to make them enforceable.

6.4       The Company Stockholder acknowledges and agrees that (i) Parent and its Subsidiaries (including, after Closing, the Surviving Entity and its Subsidiaries and the Management Company) will suffer irreparable harm from a breach by the Company Stockholder of any of the covenants or agreements contained in this Section 6, (ii) the restrictive covenants set forth in this Section 6 are of a special, unique and extraordinary character, the loss of which cannot be adequately compensated by monetary damages, (iii) the periods of restriction and scope of restriction imposed by the provisions of this Section 6 are fair and reasonable and are reasonably required for the protection of Parent and its Subsidiaries (including, after Closing, the Surviving Entity and its Subsidiaries and the Management Company) in whose favor such restrictions operate, (iv) but for the Company Stockholder’s agreements to be bound by the restrictive covenants set forth in this Section 6, Parent would not have entered into this Agreement, (v) in the event of an alleged or threatened breach by the Company Stockholder of any of the provisions of this Section 6, Parent and its Subsidiaries (including, after Closing, the Surviving Entity and its Subsidiaries and the Management Company) or their successors or assigns shall be entitled, in addition to all other rights and remedies existing in its or their favor, to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Restricted Period by a period equal to the duration of the violation of this Section 6), (vi) in the event a court of competent jurisdiction, in a final and non-appealable decision, finds a material violation by the Company Stockholder of any of the provisions of this Section 6, the Restricted Period shall be tolled from the date of the violation until such violation is cured and (vii) the restrictions contained in this Section 6 are reasonable and the Company Stockholder has been provided an opportunity to review the provisions of this Agreement with the Company Stockholder’s legal counsel.

Section 7. Miscellaneous

7.1       Company Stockholder Information. The Company Stockholder hereby agrees to permit the Buyer Parties to instruct the Company to publish and disclose in the Proxy Statement (or any other filing made by Parent with a Governmental Entity pursuant to applicable Law in connection with the consummation of the Mergers) the Company Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of the Company Stockholder’s agreements, arrangements and obligations under this Agreement and the Company Stockholder shall not object thereto.

7.2       Duties. The Company Stockholder is entering into this Agreement solely in its capacity as an Owner of the Company Stockholder’s Subject Securities, and it shall not be deemed to be making any agreement in this Agreement in the capacity as a director or officer of the Company or any of its Subsidiaries, or in any manner that would limit any Person’s ability to take or fulfill, or refrain from taking or fulfilling, actions, duties under applicable Law or other obligations as a director or officer of the Company or any of its Subsidiaries. Parent shall not assert any claim that any action taken in any Person’s capacity as a director or officer of the Company or any of its Subsidiaries violates any provision of this Agreement.

7.3       Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by any Party in this Agreement shall survive the Expiration Time; provided, however, that (a) the agreements of the Parties set forth in this Section 6.4 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve the Company Stockholder from any liability arising from its intentional fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to the Expiration Time.

7.4       Further Assurances. From time to time and without additional consideration, the Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, certificates, instruments and documents, and shall take such further actions, in each case, as the Buyer Parties may reasonably request to the extent required to carry out the Company Stockholder’s obligations under this Agreement.

7.5       Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

7.6       Notices.

(a)       Addresses for Notice. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when delivered, if delivered personally to the intended recipient, (ii) when sent by email (without any “bounceback” or other notice of nondelivery) and (iii) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party:

if to the Company Stockholder: to the Company Stockholder’s address set forth on the Company Stockholder’s signature page hereto.

if to Parent to:

AC Residential Acquisition LP,
277 Park Avenue
New York, NY 10172
Attn: Craig H. Solomon
Email: Craig.Solomon@affiniuscapital.com

with a copy (which will not constitute notice) to:

[REDACTED]

and

[REDACTED]

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attn: Blair Thetford

Email: blair.thetford@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
320 S. Canal St.
Chicago, Illinois 60606
Attn: Nancy Olson; Matea Bozja
Email: nancy.olson@skadden.com; matea.bozja@skadden.com

and

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Robert J. Ivanhoe, Esq.
Email: ivanhoer@gtlaw.com

(b)       Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 7.6 as of the date of rejection, refusal or inability to deliver. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 7.6 through a notice given in accordance with this Section 7.6, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 7.6.

7.7       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8       Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

7.9       Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties.

7.10       Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

7.11       Specific Performance.

(a)       Irreparable Damage. Irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur if the Parties do not perform the provisions of this Agreement in accordance with their terms or otherwise breach any such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement; and (B) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, no Party would have entered into this Agreement.

(b)       No Objections; Cooperation. The Parties will not raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Parent or the undersigned Company Stockholder; and (B) the specific performance of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party will seek and agree to, and use its reasonable best efforts to cooperate with the other Parties in seeking, an expedited schedule in any Proceeding seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties during the Support Period.

7.12       Non-Exclusivity. The rights and remedies of Parent and the Company Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.13       Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed, enforced and governed by and in accordance with the Law of the State of Maryland without regard to the conflict or choice of law principles thereof.

7.14       Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Chosen Courts, in the event any dispute arises out of or is related to this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (c) agrees that it will not bring any Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby in any court other than the Chosen Courts, (d) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (e) agrees, with respect to any Proceeding filed in the Circuit Court for Baltimore City, Maryland, to jointly request an assignment to the Maryland Business and Technology Case Management Program and (f) consents to service being made through the notice procedures set forth in Section 7.6. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.6 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

7.15       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

7.16       Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

7.17       Interpretation.

(a)       When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing.” When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “either,” “or,” “neither,” “nor,” and “any” when used in this Agreement shall not be exclusive, unless context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any reference to “days” means calendar days unless Business Days are expressly specified.

(b)       Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

7.18       Independence of Obligations. The covenants and obligations of the Company Stockholder set forth in this Agreement shall be construed as independent of any other Contract by the Company Stockholder or between the Company Stockholder, on the one hand, and Parent, on the other hand. The existence of any claim or cause of action by the Company Stockholder against Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of any Person under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of the Company Stockholder under any agreement between the Company Stockholder, on the one hand, and Parent, on the other hand; and nothing in the Merger Agreement shall limit any of the rights or remedies of Parent or any of the obligations of the Company Stockholder under this Agreement.

7.19       Termination. This Agreement shall terminate upon the Expiration Time without any further obligation or liability of the applicable Parties under this Agreement; provided, however, that: (a) this Section 6.4 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve a Party from any liability arising from such Party’s intentional fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to such termination.

7.20       No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by all Parties. Nothing contained in this Agreement shall be deemed to vest in Parent or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Company Stockholder and none of Parent or any of their Affiliates shall possess any power or authority to direct the Company Stockholder in the voting or disposition of any of the Subject Securities, except as otherwise specifically provided in this Agreement.

7.21       No Recourse. The Company Stockholder and its Affiliates shall not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall the Company Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other stockholder of the Company. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Parties and no current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Equity Investors and their respective Affiliates and Debt Financing Sources (each, a “Non-Recourse Party”) shall have any liability (whether in Contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, in no event shall any Party or any of its Affiliates, and each Party agrees not to and to cause its controlled Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against or seek to recover monetary damages from, any Non-Recourse Party affiliated with the other Party.

[Signature pages follow.]

The parties have caused this Agreement to be duly executed as of the date first written above.

AC Residential Acquisition LP, a Delaware limited partnership

By: AC Residential GP LLC, its general partner

By: /s/ Craig H. Solomon
Name: Craig H. Solomon
Title: Authorized Signatory

The parties have caused this Agreement to be duly executed as of the date first written above.

Bow Street Special Opportunities XV GP, LLC, as General Partner of

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

By: /s/ Dan Beary
Name: Dan Beary
Title: Chief Financial Officer

Address: 595 Madison Avenue
New York, NY 10022

Email: dbeary@bowstreetllc.com

with a copy (which will not constitute notice) to:

Bow Street LLC
595 Madison Avenue, Floor 29
New York, NY 10022

Attn: Laura Werts
Email: LWerts@bowstreetllc.com

Securities Owned:
Shares: 5,195,930

Restricted Stock: 0